EXHIBIT 16.1

November 21, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Amendment No. 1 on Form 8-K/A dated October 21, 2003, of InSite Vision Incorporated to be filed with the Securities and Exchange Commission on or about November 21, 2003 and are in agreement with the statements contained in the first and second sentence of the first paragraph, the second paragraph, the third paragraph, and the first sentence of the fourth paragraph of Item 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/    Ernst & Young LLP